600 North Hurstbourne Parkway
Suite 300
Louisville, Kentucky 40222
(502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO      Date: December 27, 2012

FOR IMMEDIATE RELEASE

J.D. Nichols and Brian F. Lavin to Acquire 100% of Public Interest in NTS Realty Holdings for $7.50 Per Unit in Cash

Louisville, KY (December 27, 2012) (NYSE MKT: NLP) – NTS Realty Holdings Limited Partnership (“NTS” or the “Company”) announced today that it has entered into a definitive merger agreement with entities created and controlled by J.D. Nichols, the founder and Chairman of NTS, and Brian F. Lavin, the President and CEO of NTS.  Upon consummation of the merger, all of the outstanding partnership units of NTS not owned by Messrs. Nichols and Lavin and their affiliates would convert into $7.50 per unit in cash.

The transaction results from extensive negotiations between Messrs. Nichols and Lavin and a Special Committee of independent directors of NTS Realty Capital, Inc., the managing general partner of NTS, formed September 12, 2012 in response to a “going private” proposal made on August 31, 2012 by Messrs. Nichols and Lavin to acquire all publicly held units of NTS for $5.25 per unit.  The final price of $7.50 per unit represents a 43% premium above their original $5.25 proposal and a 144% premium above the closing price of $3.07 for NTS units on the last trading day prior to the publication of Messrs. Nichols and Lavin’s August 31 proposal.

The merger is conditioned on a "majority of the minority" voting provision, which requires approval by holders of a majority of NTS outstanding units not held by the purchasers.  The transaction is also subject to other customary closing conditions, including the receipt of financing by the purchasers that is sufficient to pay the merger consideration and related expenses of the transaction.  The purchasers have obtained a debt commitment letter from an unaffiliated financing source on commercially standard terms.  The merger and related transactions are expected to be completed in the first half of 2013.  However, there can be no assurance that the merger agreement will be approved by the unitholders, that the purchasers will receive sufficient financing or that the merger will be consummated on the terms described herein or at all.

The Board of Directors of the general partner of NTS, acting upon the unanimous recommendation of the Special Committee, unanimously approved the merger agreement and has recommended that unitholders of NTS vote to approve the merger.  After careful consideration and a thorough review with its independent advisors, the Special Committee determined that the transaction is in the best interests of the unitholders of NTS (other than the purchasers).  The Special Committee's independent financial advisor has delivered a written opinion to the effect that as of December 27, the merger consideration is fair from a financial point of view to the unitholders of NTS (other than the purchasers).  This determination by the Special Committee's financial advisor was based on, and is subject to, assumptions and limitations set forth in the written opinion.

Messrs. Nichols and Lavin received legal advice from Fore, Miller & Schwartz.

The Special Committee received financial advice from Centerboard Securities, LLC and legal advice from Stites & Harbison PLLC.

NTS received legal advice from Shefsky & Froelich Ltd.

Interested parties are urged to read relevant documents, when and if filed by the Company with the Securities and Exchange Commission because they will contain important information.  NTS will file a proxy statement and other documents regarding the proposed merger with the SEC, and the definitive proxy statement will be sent to unitholders seeking their approval of the matters discussed above at a special meeting of unitholders.  Unitholders are urged to read the proxy statement and any other relevant document when they become available because they will contain important information about NTS, the proposed merger and related matters.  Interested parties may obtain a free copy of the definitive proxy statement (when available) and other documents filed by us with the SEC at the SEC's web site at www.sec.gov.

The Company, its managing general partner and its managing general partner’s directors, executive officers and other members of its management and employees (including Messrs. Nichols and Lavin) may be deemed participants in the solicitation of proxies from the unitholders of the Company in connection with the proposed transactions.  Information regarding the special interests of persons who may be deemed to be such participants in the proposed transactions will be included in the proxy statement described above.  Additional information regarding the directors and executive officers of the Company and its managing general partner is also included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on March 23, 2012, and subsequent statements of changes in beneficial ownership on file with the SEC.  These documents are available free of charge at the SEC’s web site at www.sec.gov.

About NTS Realty Holdings Limited Partnership

The Company currently owns, wholly, as a tenant in common with unaffiliated co-owners, or through joint venture investments with affiliated and unaffiliated third parties, twenty-four properties comprised of fifteen multifamily properties, seven office buildings and business centers and two retail properties.  The properties are located in and around Louisville and Lexington, Kentucky, Nashville and Cordova, Tennessee, Richmond, Virginia, Fort Lauderdale and Orlando, Florida, Indianapolis, Indiana and Atlanta, Georgia.  The Company's limited partnership units are listed on the NYSE MKT platform under the trading symbol of "NLP."

Forward Looking Statements

This press release contains forward looking statements that can be identified by the use of words like “would,” "believe," "expect," "may," "could," "intend," "project," "estimate," or "anticipate." These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company's beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company's control. Important factors that would cause actual results to differ materially from expectations are disclosed under "Risk Factors" and elsewhere in the Company's most recent annual report on Form 10-K, which was filed on March 23, 2012, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company's actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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